                               EXPLANATORY NOTE

         Ranger Governance, Ltd., a Texas limited partnership ("Ranger") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on June 21, 2001, in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.

Table of Contents
-----------------

          Ranger Press Release...........................................................   Item  1

          Fact Sheet: The Ranger Governance Plan For Computer Associates.................   Item  2

          Fact Sheet: Chronic Underperformance and Inept Management at
          Computer Associates............................................................   Item  3

          Fact Sheet: Negative Public Statements About Computer Associates...............   Item  4

          Fact Sheet: Key Financial Facts................................................   Item  5

          Fact Sheet: Sam Wyly's Record of Achievement....................................  Item  6

          Recent News Articles About Computer Associates..................................  Item  7

          The Ranger Governance Slate of Nominees.........................................  Item  8

          Wall Street Journal article, dated June 21, 2001................................  Item  9

          New York Times article, dated June 21, 2001.....................................  Item 10

          New York Times article, dated April 29, 2001....................................  Item 11

          New York Times article, dated March 20, 2001....................................  Item 12

          Newsday article, dated May 1, 2001..............................................  Item 13

Content of Items 1 - 13
-----------------------

   RANGER GOVERNANCE, LTD. ANNOUNCES PROXY SOLICITATION TO REPLACE COMPUTER
                         ASSOCIATES BOARD OF DIRECTORS

    Cites Computer Associates' Lackluster Performance, Accounting Gimmicks
                and Persistent Abuse of Customers and Employees

        Releases Findings of Survey Showing 46% of Customers Would Drop
                       Company's Services, If They Could

Proposes Slate of Highly-Qualified, Independent Directors to Restore Integrity
                 to Company's Operations and Accelerate Growth

    Seeks to Replace CA's Culture of Fear and Intimidation with Culture of
          Continuous Product Innovation and Superior Customer Service

              Calls for Overhaul of Corporate Governance Policies
   To Ensure Proper Board Oversight and Full Accountability to Shareholders


Dallas, Texas, June 21, 2001 - Ranger Governance, Ltd., a Dallas-based investment company created by entrepreneurs Sam Wyly and Charles Wyly, announced today that it has initiated a proxy solicitation of the stockholders of Computer Associates International, Inc. (NYSE: CA).

In addition to nominating a slate of replacements for the current Computer Associates Board of Directors, Ranger Governance proposed a comprehensive restructuring plan to maximize shareholder value, position Computer Associates for future growth, and dramatically improve the Company's relations with customers, employees and investors.

Computer Associates acquired two companies started by Ranger Governance manager Sam Wyly during his career - University Computing Company in 1987 and Sterling Software in 2000. Many Computer Associates software products were created and originally introduced to the marketplace by these companies.

Sam Wyly said, "By any performance measure - stock price, financial growth or customer satisfaction - Computer Associates has clearly under-performed against its peer companies. With a pervasive culture of fear and intimidation, the Company has abused and alienated customers, employees and shareholders alike. At the same time, management's use of accounting gimmicks and its excessive compensation for lackluster performance have strained its credibility with the financial community.

"Simply stated, Computer Associates has unnecessarily conceded key advantages to its competitors and let the best software market in history pass it by," said Mr. Wyly. "Computer Associates could be a great company, but only with a new independent Board and a new top management team. Our proposals will enable the Company to realize the full potential of its winning products, people and customers, and achieve substantial new growth and success."

Survey Finds Extreme Dissatisfaction Among Customers

Mr. Wyly pointed to key findings of a recent, professional survey that showed 46% of Computer Associates' customers would get out of their commitment with the Company if they could. The study, conducted by Penn, Schoen & Berland Associates, Inc., found that customers have little trust or confidence in the Company's current senior management with only a third considering them to be "honest." The in-depth survey was conducted by interviewing a randomly selected sample of senior decision-makers at Fortune 1000 companies.

"There can be no question that this is a company in crisis, when nearly half its customers want out, and most don't trust the honesty or integrity of senior management," Mr. Wyly said.

A New, Independent Board of Proven Executives

Ranger Governance proposed an eight-person slate of highly-qualified executives with decades of management and investment experience with growing software, computer, technology and communications companies and corporate governance issues.

The nominees are:

 .    Bob Cook - founder of VM Software, founder of Systems Center, Director of
     Sterling Commerce, and software venture capitalist;

 .    Mark Cuban - founder and former CEO of two software companies,
     Broadcast.com and MicroSolutions, and owner of the Dallas Mavericks basketball team;

 .    Dixon Doll - founder and manager of venture capital firm DCM and strategy consulting firm DMW Group;

 .    Dr. Wendy Lee Gramm - Distinguished Senior Fellow at George Mason
     University, director of Enron, and former Chairman, U.S. Commodity Futures Trading Commission;

 .    Stephen Perkins - co-founder of Sterling Commerce, with 31 years experience in the development and marketing of commercial software products;

 .    Cece Smith - former Chairman, Federal Reserve Bank of Dallas and co-founder and managing partner, Phillips-Smith-Machens Venture Partners;

 .    Elizabeth VanStory - former President of iMotors.com and Vice President of
     OfficeDepot.com;

 .    Sam Wyly - manager of Ranger Capital and founder of University Computing
     Company, Sterling Software, Sterling Commerce and other companies.

Sam Wyly has agreed to serve as Chairman of the Board if selected by this slate of nominees following Computer Associates' 2001 Annual Meeting on August 29.

A Comprehensive Plan to Restore Credibility and Build Shareholder Value

Ranger Governance said it would reverse Computer Associates' chronic underperformance and aggressively drive innovation and new product development through its broad-based restructuring plan. Elements of the plan include:

 .    Increase the value of the Company by reorganizing it into four independent business groups:

     - Storage Management;
     - Security Management;
     - Systems Management;
     - Knowledge Management.

     This structure will enhance its ability to effectively compete, innovate, and provide standard-setting customer service and support. Once established, the Board would determine whether these separate business segments could be spun off or divested to create additional shareholder value.

 .    Recruit or promote from within, as many as four world-class CEOs and senior management teams to run the four business groups into which Ranger Governance intends to allocate Computer Associates' 800 products. The four CEOs would not serve on the Board, ensuring the Board's ability to provide independent oversight. Computer Associates' incumbent Board currently includes three top Company executives - Charles Wang, Sanjay Kumar and Russell Artzt.

 .    Implement a program of continuous product innovation, while actively exploring opportunities to expand Computer Associates' current mix of products and services through cost-effective strategic acquisitions and investments in research and development.

 .    Revise corporate governance to produce impeccable business ethics and restore credibility by focusing board review and action through four committees:

     - Audit and Governance;
     - Human Resources and Compensation;
     - Product Development and Acquisition;
     - Strategy and Organization.

     Each committee will be supported by independent resources to assist it in carrying out its duties.

 .    Build a corporate culture that is customer-focused and treats valued employees with the respect that their hard work and achievement deserve.

Computer Associates' Chronic Underperformance and Inept Management

Ranger Governance said it was taking these actions because it believes the present Computer Associates Board and management team have failed to serve the interest of shareholders. Specifically, Computer Associates has:

 .    Underperformed versus peer companies, generating a negative 11% return over the last five years;

 .    Damaged trust by using accounting manipulations to mask poor performance;

 .    Awarded egregious compensation packages, including more than $1 billion of
     Company stock to Computer Associates executives Wang, Kumar and Artzt during a five year period in which shareholders lost value;

 .    Weakened balance sheet through excessive debt and poor working capital management; and

 .    Abused employees and customers - as well-documented in media reports - to produce an atmosphere of fear and intimidation within the Company and a growing number of end users searching for alternatives.

"The respected and proven team we have assembled will design and implement a cohesive plan to enhance shareholder value, build credibility with current and potential customers and fully realize Computer Associates' significant potential as a leading global provider of software solutions," Wyly added.

About Ranger Governance, Ltd.

Ranger Governance is an affiliate of Ranger Capital Group, a multi-manager investment fund based in Dallas, Texas. More information about Ranger Governance is available at www.rangergov.com.

Contact:
Michael Gross, Eric Andrus
212.484.7634

IMPORTANT INFORMATION

Ranger Governance plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger Governance's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER GOVERNANCE ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger Governance at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow and Company at 212-754-8000, or at www.rangergov.com. Detailed
                                                     -----------------
information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the Soliciting Materials on Schedule 14A filed by Ranger Governance with the SEC as of the date of this press release.

                                    # # # #

                    THE RANGER PLAN FOR COMPUTER ASSOCIATES
                 Serving Customers, Innovating, Creating Value

Objectives
----------

Ranger Governance is uniquely qualified to build on Computer Associates' winning products, people and customers to re-establish the Company as the leading global provider of software solutions. Our objectives are to:

 .  Restore the Company's credibility with investors, customers and employees;
 .  Accelerate growth and build shareholder value;
 .  Create four decentralized business groups that will allow Computer Associates flexibility to innovate across key business areas;
 .  Provide industry-leading support to existing and new products and services;
 . Foster superior customer service and relationships; and . Create an entrepreneurial work environment based upon empowering employees.

New Corporate Leadership
------------------------

Ranger Governance has the only plan to truly address past difficulties and position the company for future growth:

 . We will replace the current "rubber stamp" Board with an independent, experienced, results-oriented board. Ranger Governance's proposed slate of independent Directors is made up of proven leaders who will restore operational credibility and end chronic financial underperformance. The eight highly qualified executives have decades of management and investment experience with growing software, computer, technology and communications companies and corporate governance issues.

   The nominees are:

   - Bob Cook - founder of VM Software, founder of Systems Center, Director of Sterling Commerce, and software venture capitalist;

   - Mark Cuban - founder and former CEO of two software companies, Broadcast.com and MicroSolutions, and owner of the Dallas Mavericks basketball team;

   - Dixon Doll - founder and manager of venture capital firm DCM and strategy consulting firm DMW Group;

   - Dr. Wendy Lee Gramm - Distinguished Senior Fellow at George Mason University, director of Enron, and former Chairman, U.S. Commodity Futures Trading Commission;

   - Stephen Perkins - co-founder of Sterling Commerce, with 31 years experience in the development and marketing of commercial software products;

   - Cece Smith - former Chairman, Federal Reserve Bank of Dallas and co-founder and managing partner, Phillips-Smith-Machens Venture Partners;

   - Elizabeth VanStory - former President of iMotors.com and Vice President of OfficeDepot.com;

   - Sam Wyly - manager of Ranger Capital and founder of University Computing Company, Sterling Software, Sterling Commerce and other companies.

 . Sam Wyly has agreed to serve as Chairman of the Board if selected by this slate of nominees following Computer Associates' 2001 Annual Meeting on August 29. He is a proven winner who knows how to get things done, with a strong foundation in the software industry. Wyly founded and managed three highly successful software companies: University Computing Company, Sterling Software and Sterling Commerce. For the five-year period through March 2000, when Sterling Software was sold, it produced a total return to shareholders of 418%.

The new Board of Directors will implement a comprehensive plan to restore credibility and build shareholder value. It will:

 . Increase the value of the Company by reorganizing it into four independent business groups:

   -   Storage Management;
   -   Security Management;
   -   Systems Management; and
   -   Knowledge Management.

   This structure will enhance its ability to effectively compete, innovate, and provide standard-setting customer service and support. Once established, the Board would determine whether these separate business segments could be spun off or divested to create additional shareholder value.

 . Recruit, or promote from within, as many as four world-class CEO's and senior management teams to run the four business groups into which Ranger Governance intends to allocate Computer Associates' 800 products. The four CEOs would not serve on the Board, ensuring the Board's ability to provide independent oversight. Computer Associates' incumbent Board currently includes three top Company executives - Charles Wang, Sanjay Kumar and Russell Artzt.

 . Implement a program of continuous product innovation, while actively exploring opportunities to expand Computer Associates' current mix of products and services through cost-effective strategic acquisitions.

 . Revise corporate governance to produce impeccable business ethics and restore credibility by focusing board review and action through four committees:

   -   Audit and Governance;
   -   Human Resources and Compensation;
   -   Product Development and Acquisition; and
   -   Strategy and Organization.

   Each committee will be supported by independent resources to assist it in carrying out its duties.

 . Build a corporate culture that is customer-focused and treats valued employees with the respect that their hard work and achievement deserve.




IMPORTANT INFORMATION

Ranger Governance plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger Governance's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER GOVERNANCE ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger Governance at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow and Company at 212-754-8000, or at www.rangergov.com. Detailed
                                                     -----------------
information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the Soliciting Materials on Schedule 14A filed by Ranger Governance with the SEC on this date.

                                     # # #

                           CHRONIC UNDERPERFORMANCE
                          AND INEPT MANAGEMENT AT CA
                  Why The Current Board of Directors Must Go

It is time to change the Board and management at Computer Associates. They have provided negative returns to shareholders while weakening their balance sheet, and used accounting gimmicks to mask poor results. They have abused customers and employees. And they have created a system of corporate governance that benefits incumbent management and reduces the Board of Directors to a rubber stamp.

The inept management of Computer Associates is illustrated by the following poor
--------------------------------------------------------------------------------
financial results:
-----------------

 .    The company's five year total return has been a negative 11%, versus 171%
     ------------------------------------------------------------
     for the S&P software index and 102% for the S&P 500.

 .    Since March 31, 1995, the company's total indebtedness has risen from $293
                           ----------------------------------------------------
     million to $4.46 billion with debt as a percentage of equity increasing
     -----------------------------------------------------------------------
     from 19% to 77%.
     ---------------

 .    And net working capital has decreased more than $500 million, or 64% in the
     --------------------------------------------------------------------
     last 12 months to $357 million.

Management's use of accounting gimmicks to mask poor results, and its excessive compensation for lackluster performance have strained the Company's credibility
                                             ----------------------------------
with the financial community.
----------------------------

 .    Management's accounting manipulations are described in an April 29, 2001
     New York Times article. Interviews with over three dozen former company sales and accounting professionals and managers laid bare these accounting machinations, publicly explained in understandable language for the first time, and severely damaged the credibility of the incumbent Board and Messrs. Wang, Kumar and Artzt, CA's chairman, CEO and EVP, respectively.

Poor management has led to lackluster Company performance during a time of
                            ----------------------------------------------
robust software industry economic expansion. Competitors have captured much more
-------------------------------------------
market growth than Computer Associates.

 .    This lack of real growth has been covered up by manipulating customer paperwork and accounting to create the illusion that slow growing maintenance revenues are instead fast growing license revenues. This has been facilitated by multiple acquisitions, which have made these accounting tricks easier. It is not clear that the so-called "independent" directors understood these accounting games before the Times story explained it to
                                       ------
     them. Do they understand and acknowledge it today?

 .    Top managers have paid themselves egregiously in the face of declining management performance and decreasing shareholder returns.

 .    The Board granted Messrs. Wang, Kumar and Artzt the right to receive over
     $1 billion in stock, contingent only on CA shares trading above a certain
                                     ----
     price. Only 61 days after achieving that target price, they announced slowing sales and the stock dropped 50%.

The Company has abused its customers with arrogance and hardball tactics,
                --------------------
including litigation.

 .    After buying scores of software companies, CA has treated its newly acquired customers with an arrogantly dismissive, "I gotcha" attitude.

 .    Customers don't like the way CA treats them. In interviews with CA customers, former customers and non-customers at Fortune 1000 companies, Penn, Schoen & Berland, one of the nation's leading research firms, found that:

     . 41% are dissatisfied with their relationship with Computer Associates; only 6% are extremely satisfied.

     . 46% say they would get out of their commitment with Computer Associates if they could.

     . Almost 4 in 10 of their current customers have an unfavorable opinion of Computer Associates.

     .    36% would not recommend Computer Associates to their colleagues.

     .    Just 21% say "Integrity" applies to Computer Associates.

     .    Only 33% say "Honesty" is a word they associate with Computer
          Associates.

     . 33% are dissatisfied with the "Value they get from Computer Associates products and services for the price they pay."

     .    A third (33%) have little trust and confidence in senior management.

     . A fifth (21%) do not have confidence in senior management's ability to lead the company into the future.

     . Senior management is called, "Dishonest," Unscrupulous," "Arrogant" and the "root of Computer Associates' poor customer service."

 .    This extraordinary customer alienation and dissatisfaction has been reported in the media, too. For example:

     . "While reporting rising revenue and profits...Computer Associates has infuriated clients with high prices and poor technical support..." -
          ---------- -------
          The New York Times, 04/29/2001

     .    "'There was a period when CA was the most disliked company in all of
                                    ------------------------------------------
          high tech,' says Christopher W. Mortenson, a veteran software analyst
          ---------
          at Deutsche Banc Alex. Brown." - Business Week, 03/06/2000


The Company has abused its employees with unfair, petty and tyrannical
                ------------------------------------------------------
treatment, thus depriving itself of the human resources vital for healthy
-------------------------------------------------------------------------
growth.
------

 .    Employees work in an atmosphere of fear and distrust.

 .    Senior management deprives its people of critical knowledge with respect to customer needs and product directions.

 .    This results in inefficient allocation of resources, and unnecessarily concedes advantages to competitors.

 .    A March 20, 2001 New York Times story revealed cases of CA employees who had been improperly terminated, denied benefits, and misled by management.

The Board and management have acted in a way that is contrary to the Company's best interests. They have driven customers to revolt, created a bad Company culture for employees, damaging productiveness, morale and loyalty, and they have severely eroded shareholder value.


Shareholder lawsuits and newspaper exposes are not enough. The Board and management of Computer Associates must be replaced.


IMPORTANT INFORMATION

Ranger Governance plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger Governance's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER GOVERNANCE ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger Governance at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow and Company at 212-754-8000, or at www.rangergov.com. Detailed
                                                     -----------------
information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the Soliciting Materials on Schedule 14A filed by Ranger Governance with the SEC on this date.

                                     # # #

              Negative Public Statements About Computer Associates


Computer Associates' stock has chronically underperformed the market.

"Damian Rinaldi, who tracks CA for First Albany Corp said he planned to revise his estimates for CA downward. `I'm of the mind that if you look at this company and the market they compete in, this isn't necessarily the end of the bad news. There could be a continued slide in the demand. I expect the stock to go down.'"
- Newsday, 10/05/2000

"CA's stock still trades at an Old Economy earnings multiple of about 22, in part because its 15% revenue growth rate falls well short of New Economy standards." - Business Week, 03/06/2000

Basu Mullick, a money manager at Neuberger Berman, which owns Computer Associates stock, says the stock is weighed down by "a credibility discount on top of concerns about an industry slowdown." - Wall Street Journal, 07/06/2000


Management has consistently produced a series of poor financial results at a time of robust software industry expansion.

Wall Street Journal Reporter Jerry Guidera said, "The accounting change caused revenue to plunge on a year-over-year basis, and prompted the company to produce what it termed `pro forma pro rata' results. These results showed the company reporting strong growth, while results using more-traditional accounting methods that the company also reported showed an operating loss." - Wall Street Journal, 05/01/2001

According to Wall Street Journal reporter Laura Johannes, "Computer Associates has had a rough year, marred by concerns over sluggish European operations, a drying up of funds available to its dot-com customers and a shareholder suit over large stock awards granted to executives." - Wall Street Journal, 05/07/2001

"As measured by standard accounting rules, Computer Associates' sales have fallen almost two-thirds over the last six months. To cover that, the company has begun presenting its financial results in a way that confuses even the Wall Street analysts who follow it." - New York Times, 04/29/2001

"`If CA is reducing head count by a significant amount, it suggests that while they may be able to preserve profitability they may not be able to grow quite as fast,' said Damian Rinaldi, who covers CA for First Albany."
- Newsday, 04/16/2001

The Company failed to take advantage of high growth areas.

"`They're coming very late to the e-business,' said Todd Wasserman, technology editor at Brandweek Magazine. `Not only has everyone else already used it, but four years later, nobody knows what it means.'" - Newsday, 01/03/2001

According to Business Week Reporter Steve Hamm, "Kumar also must make sure his fastest growing segments are expanding as fully as possible. CA dominates the market for software that manages corporate computing systems, with a 30% market share, according to International Data Corp. Yet it has been slow to exploit some hot segments:
e-commerce and customer-service software." - Business Week, 08/28/2000


Management's new business plan and executive structure is too little, too late.

"CA is still a company transitioning through uncharted waters. The new business model is designed in part to reduce the contentiousness that arises between CA and its customers at the end of the quarter as customers press for discounts and CA presses for signed contracts. But there is a delicate balancing act between putting the appropriate pressure on the salesforce to sell and generating client conflict. Will the emphasis on bookings mean that nothing changes under the new model? Would a lack of closed deals be a result of poor sales practices and missed sales opportunities, or from putting less pressure on clients that ultimately builds better client relationships? The first time that investors can examine CA in any context is in the March 02 quarter when CA anniversaries the new business model." - UBS Warburg Analyst Report, 06/05/2001

"We've also contended that the company's subscription-based pricing, and its `proforma' comparisons have enabled it to lower the financial bar and make at least the four quarters through September show positive results." -
CIBC Oppenheimer Analyst Report, 04/30/2001

"Stepping back from the accounting controversy, we don't see an acceleration in CA's underlying business as measured by contract signings. And we still see risks related to the business model ahead - some execution related (as in salesforce compensation change) ... This combined with the continuing controversy surrounding CA's accounting suggest that CA will remain hard-pressed to make a strong case for multiple expansion." - UBS Warburg Analyst Report, 05/23/2001

New accounting is not transparent and difficult to follow.

"We continue to be frustrated by CA's pro-forma, pro-rata reporting model. This unusual reporting structure makes it difficult to get a solid understanding of the underlying fundamentals at CA. Absent traditional metrics, we must remain cautious in the near term." - Merrill Lynch Analyst Report, 05/23/2001

"Charles Hill, director of research at First Call/Thomson Financial, which tracks earnings data, said CA did a `horrible job' explaining how two sets of data in the report relate to each other." - Newsday, 05/11/2001

"Big acquisitions were key to the accounting maneuvers, employees and analysts say. And after two decades of buying competitors, Computer Associates has essentially exhausted the pool of takeover targets." - The New York Times, 04/29/2001

"Clarification CA style. CA held a conference call to answer questions they felt needed clarification following their October 25th announcement. While we thoroughly appreciated the effort, the call consisted of management asking themselves questions and then proceeding to answer them without going into the numbers." - JP Morgan, 11/21/2000


Management has used accounting gimmicks to mask poor results.

"Computer Associates, they say, has used accounting tricks to systematically overstate its revenue and profits for years. The practices were so widespread that employees joked that C.A. stood for `Creative Accounting,' and that March, June, September and December, when fiscal quarters end, had 35 days, giving the company extra time to close sales and book revenue." - The New York Times, 04/29/2001

"But, given anonymity, people who worked in sales, accounting and marketing units at Computer Associates explained how the company inflated its reported revenues in a way that made it look as if new products were selling better than they were. The company's public financial statements support their claims, they said." - The New York Times, 04/29/2001

"One former manager detailed a deal valued at more than $15 million that was booked for the September quarter but which the exec said, `It was nearly the end of October before a contract was signed.'" - Newsday, 05/01/2001


Top managers have enriched themselves despite the company's poor performance.

"Much of the growth that has enriched Mr. Wang was a mirage, according to more than a dozen former employees and independent industry analysts." - The New York Times, 04/29/2001

"Compensation expert Alan M. Johnson blamed Computer Associates' Board, `If you are going to pay someone hundreds of millions, you better be sure there is a real sustainable value. Computer Associates' Board should be horsewhipped.'" - Business Week, 04/17/2000

"`I've heard that all day long today - these guys made themselves rich,' says Marc Klee, a manager at $2.8 billion John Hancock Technology Fund." - Wall Street Journal, 07/06/2000


Management has alienated customers with hardball tactics and poor customer service.

"While reporting rising revenue and profits to Wall Street, Computer Associates has infuriated clients with high prices and poor technical support...it has so angered I.B.M., which makes most of the mainframes that its software supports, that I.B.M. is accusing Computer Associates of charging too much for its products. I.B.M. is now developing its own rival software." - The New York Times, 04/29/2001

"There was a period when CA was the most disliked company in all of high tech,' says Christopher W. Mortenson, a veteran software analyst at Deutsche Banc Alex. Brown." - Business Week, 03/06/2000


Management has created an atmosphere of fear and blame.

"The company has been run like a dictatorship,' says Jim Holt, a former CA executive who is now president of Secant Technologies Inc. in Cleveland." - Business Week, 08/28/2000

"Oracle Corp. CEO Lawrence J. Ellison dismissed CA as the scavenger of software's ecosystem." - Business Week, 03/06/2000

"The amount of shares you get is the biggest joke of all and that's why a lot of people leave, said one former exec, who spoke on the condition his name not be used." - Newsday, 07/14/2000

"The fired Computer Associates employees interviewed all said that their recent reviews had been satisfactory or better. Several had not received formal reviews in more than a year. Otherwise, the employees have little in common. They worked in offices across the world, and their tenures ranged from a few months to 19 years." - The New York Times, 03/20/2001

"Sue Michener, 49, who was fired from CA's Lisle, Ill., facility in January, said she hasn't heard from the company in months, not since she received a copy of a negative review she said was inserted into her file after she left." - Newsday, 05/01/2001


IMPORTANT INFORMATION

Ranger Governance plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger Governance's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER GOVERNANCE ADVISES SECURITY HOLDERS TO

READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger Governance at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow and Company at 212-754-8000, or at www.rangergov.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the Soliciting Materials on Schedule 14A filed by Ranger Governance with the SEC on this date.


                                    # # # #

                               Key Financial Facts



COMPUTER ASSOCIATES:

 . CA's five year total return has been a negative 11%, versus 171% for the S&P software index and 102% for the S&P 500.

 . Since March 31, 1995, the Company's total indebtedness has risen from $293 million to $4.46 billion with debt as a percentage of equity increasing from 19% to 77%.

 . Net working capital has decreased more than $500 million, or 64% in the last 12 months to $357 million.



STERLING SOFTWARE:


 . Sterling Software - a company founded by Sam Wyly 18 years ago with a $2 million investment - was sold to Computer Associates for $4 billion; the transaction closed in March 2000.

 . For the five-year period through March 2000, Sterling Software produced a total return to shareholders of 418%.




IMPORTANT INFORMATION

Ranger Governance plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger Governance's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER GOVERNANCE ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger Governance at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow and Company at 212-754-8000, or at www.rangergov.com. Detailed
                                                     -----------------
information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the Soliciting Materials on Schedule 14A filed by Ranger Governance with the SEC on this date.


                                    # # # #

                                   SAM WYLY
                      A Proven Record of Business Success
                    and Strong Ties to Computer Associates


 .    Over a 30-year career in business, Sam Wyly has clearly established himself as a dynamic entrepreneur who has experienced enormous success across numerous business ventures and a wide range of industries.

 .    He has generated a personal fortune of $1 billion in ventures as diverse as computer software, computer services, equity hedge funds, oil refining, silver mining, steak houses, art-and-crafts stores and - most recently - a company offering cleaner energy in newly-deregulated markets.

 .    He also has strong and longstanding ties to many of the businesses of
     Computer Associates.

     - The first company he started - University Computing Company - was sold to Computer Associates 14 years ago for $840 million.

     - Early last year, Sterling Software - a company he began 18 years ago with a $2 million investment - was sold to Computer Associates for $4 billion; the transaction closed in March 2000.

 .    He has an excellent working knowledge of the software industry and Computer
     Associates' current business lines, in addition to a concrete plan to move this chronically under-performing company forward into a period of growth and expansion.

 .    Together, Sam and Charles Wyly endowed Louisiana Tech with Chairs of
     Journalism and the 16-story Wyly Tower of Learning. The Sam Wyly Hall at the University of Michigan was partly funded by his $10 million gift.

 .    In business, his record of hard work, good luck and enduring success is unquestionable.

 .    He founded and managed three highly successful software companies:
     University Computing Company, Sterling Software and Sterling Commerce.

     - For the five-year period through March 2000, when Sterling Software was sold, it produced a total return to shareholders of 418%.

     - Sterling Commerce was sold to SBC Communications for $4 billion; the transaction closed in March 2000.

 .    He is a proven winner who knows how to get things done, with a strong foundation in the software industry - where he enjoyed some of his first business success.

 .    In addition to his long-standing career in business, Wyly has been politically and socially active throughout his life.

     - He is a strong supporter of education and various other social causes including the Public Broadcasting System, Southern Methodist and Denison Universities, the Princeton Parents Association and Planned Parenthood

     -    In 1972, Sam represented Texas in the Electoral College.

     - During the Nixon and Ford Administrations he served as Chairman of a Presidential Advisory Commission created to define national policy on "Black capitalism" - now minority enterprise.


IMPORTANT INFORMATION

Ranger Governance plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger Governance's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER GOVERNANCE ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger Governance at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow and Company at 212-754-8000, or at www.rangergov.com. Detailed
                                                     -----------------
information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the Soliciting Materials on Schedule 14A filed by Ranger Governance with the SEC on this date.


                                    # # # #

                Recent News Articles About Computer Associates

                             .        New York Times 03/20/01
                                      -----------------------

                             .        New York Times 04/29/01
                                      -----------------------

                             .        Newsday 05/01/01
                                      ----------------

                                           HOME
                                           ----

                       Ranger Governance Slate of Nominees

Ranger Governance proposes a slate of independent directors made up of proven leaders with integrity and decades of experience in corporate leadership, the development, maintenance, sales and marketing of computing and communications software and technology, investment and corporate governance.

Sam Wyly

Over a 30-year career in business, Sam Wyly has clearly established himself as a dynamic entrepreneur who has experienced enormous success across numerous business ventures and a wide range of industries. Currently the manager of Ranger Capital, Wyly also has strong and longstanding ties to Computer Associates. He sold the first company he ever started - University Computing Company - to Computer Associates 14 years ago for $840 million. Early last year, Wyly sold Sterling Software - a company he began 18 years ago with a $2 million investment - to Computer Associates for $4 billion. In business, his record of hard work, good luck and enduring success is unquestionable.

Stephen Perkins

Steve Perkins has 31 years experience in the development and marketing of commercial software products. He is the co-founder, Executive Vice President and Communications Software Group President of Sterling Commerce Inc., an industry leader in business-to-business e-commerce and a unit of SBC Communications. At Sterling Commerce, he grew a division over seven years from revenues of $35 million and 150 domestic employees to one with revenues of $200 million and 1,000 employees worldwide, and transitioned that division through a spin-off from Sterling Software and subsequent acquisition. He also spent 16 years at UCCEL, where he was part of a team that created the first systems software package ever commercially sold to the IT industry.

Mark Cuban

Mark Cuban co-founded Broadcast.com in 1995, changing the Internet from a static, text-based medium into a dynamic, multimedia-rich broadcast medium. Broadcast.com became the leading destination for audio and video on the Internet, and was acquired by Yahoo! in 1995. Cuban continues to lead the division as Yahoo! Broadcast. In 1983, Cuban founded MicroSolutions and developed it into one of the leading systems integration firms in the U.S. ___ Cuban sold MicroSolutions to CompuServe in 1990 and later became President of Radical Computing, a venture capital and investment company specializing in high technology companies. He is currently owner of the Dallas Mavericks.

Robert E. Cook

Robert E. Cook is Chairman and Chief Executive Officer of Sigaba Corporation, a San Mateo, CA based vendor of secure messaging software products. Mr. Cook was founder, Chairman and Chief Executive of Systems Center, Incorporated (NYSE:
SMX) from 1981 until 1993, when it was sold to Sterling Software. He is the founder of VM Software and Director of Sterling Commerce, an industry leader in business-to-business e-commerce and a unit of SBC Communications. Cook is also a seed investor and former Director of webMethods Inc., (Nasdaq: WEBM), a provider of business-to-business, Internet-oriented products, and a seed investor and Director of Spontaneous Networks Inc. a Bethesda, MD based vendor of products that simplify management of complex networks. He is a managing partner in the venture capital firm of Royal Wulff Ventures, LLC, a member of the advisory board of Baltimore-based ABS Ventures IV and an officer and Director of Pitchfork Management, a Utah-based real estate construction firm.

Dr. Wendy Lee Gramm

Dr. Gramm is currently Distinguished Senior Fellow and Director of the Regulatory Studies Program of the Mercatus Center at George Mason University in Virginia. She served as Chairman of the U. S. Commodity Futures Trading Commission from 1988-1993. She serves on the Board of Visitors of the Law and Economics Center at Georgetown University and the National Advisory Board of the Republican Women's Federal Forum. She is a member of the Boards of Directors of Enron Corp., the Chicago Mercantile Exchange, IBP, Inc., the Independent Women's Forum, the International Republican Institute, Invesco Funds and State Farm Insurance Companies.

Cece Smith

Ms. Smith served as a Director from 1992 to 1997 and as Chairman from 1994 to 1996 of the Federal Reserve Bank of Dallas. She has been a General Partner of Phillips-Smith-Machens Venture Partners, a retail venture capital investment firm she co-founded in 1986. Ms. Smith also has extensive retail experience. She been a Director of Cheap Tickets since July 1997 and previously served as a Director of publicly-held retailers BizMart, Inc., A Pea in the Pod, Inc. and Hot Topic, Inc.

Dixon R. Doll, PhD.

Dixon Doll has influenced and guided strategic entrepreneurs, investors and executives in the telecommunications industry for more than 30 years. Prior to founding DCM in 1996, which now manages more than $600 million in committed capital, he spent eight years at Accel Partners where he co-founded the venture capitalist industry's first focused telecom fund. ___ Doll is also the founder and manager of strategy consulting firm DMW Group and has helped organize and fund Foundry Networks (the best performing first-day IPO performance ever of a profitable company), Internap Network Services, Centillion Networks, Bridge Communications, ZeitNet, Optilink, International Manufacturing Services and Network Equipment Technologies.

Elizabeth VanStory

Elizabeth VanStory was until recently President of iMotors.com, a direct-seller of certified used vehicles on the Internet. Prior to that, she was Vice President of OfficeDepot.com, a division of Office Depot, Inc. Ms. VanStory began her career in interactive media when she served as Director of Marketing for Bell Atlantic Video Services. Ms. VanStory was also previously a director of shop.org, an online retailing association.

                                      ###

                            The Wall Street Journal
                 Copyright (c) 2001, Dow Jones & Company, Inc.


                            Thursday, June 21, 2001

                              Technology Journal

                    Computer Associates to Face Proxy Fight
                               By Jerry Guidera
                   Staff Reporter of The Wall Street Journal

     A group of Texas investors plans to launch a proxy fight today to gain control of software maker Computer Associates International Inc.

     The Dallas group, Ranger Governance Ltd., is led by Sam Wyly, who sold his company, Sterling Software, to Computer Associates for $3.9 billion in March 2000, and holds a $55 million stake in the Islandia, N.Y., firm as a result of that sale.

     Mr. Wyly said Computer Associates' "pervasive culture of fear and intimidation" has "abused and alienated customers, employees and shareholders." He will try to persuade Computer Associates shareholders to approve his slate of candidates to the eight-member board at the company's Aug. 29 annual meeting.

     A Computer Associates spokesman said: "We remain committed to enhancing value for all of our shareholders. The strategy that we have in place, including the product focus areas and the new business model, will yield substantial dividends for our shareholders, customer and employees. We are confident that we have the support of our principal shareholders."

     In fact, "in a recent letter to Mr. Wyly in response to his proposal, our largest shareholder reaffirmed his confidence in the current management team of CA," the spokesman said, referring to Walter Haefner, whose company is Computer Associates' largest shareholder with a 21% stake. Computer Associates insiders also are big shareholders.

     Mr. Wyly confirmed he wrote a letter to Mr. Haefner, with whom he has a personal relationship, and says Mr. Haefner wrote back acknowledging he had confidence in management. Mr. Wyly said Mr. Haefner also thanked him for "his special interest" in the company.

     "We have visited with a short list of institutions that have a significant stock and who care about the governance, and the opinion is overwhelming that these folks should go," Mr. Wyly said in an interview.

     One piece of armor is missing from Computer Associates' takeover defenses that could help Mr. Wyly. The company's full board is up for re-election this summer, meaning that at one annual meeting the entire board could be ousted and replaced. Many companies have toughened their defenses so that only one-third of their directors are up for re-election at one time.

     Computer Associates, which sells computer-management software to large and midsize businesses, has suffered amid the broader technology slowdown. In addition, the company last fall adopted a difficult new accounting and business plan that has puzzled many on Wall Street and led some to question its accounting practices.

     Analysts didn't dismiss Mr. Wyly's chances of launching a successful proxy battle. "Some of the people that have been buying the stock lately would probably be open to something like this," said John McPeake, an analyst with New York brokerage house Prudential Securities Inc.


---

Steven Lipin contributed to this article.

June 21, 2001

Entrepreneur to Begin Proxy Fight for Computer Associates

By ALEX BERENSON


Sam Wyly, a billionaire Texan, plans to begin a proxy fight today to take control of Computer Associates, the struggling software company.
Mr. Wyly will ask shareholders in Computer Associates to oust the current board and replace it with a board that will elect him as its chairman. His plan is to split Computer Associates into four divisions, which might eventually be spun off as independent companies.
Mr. Wyly said he wanted control because the company's mismanagement has hurt its shareholders, customers and employees, including those who worked for his former company, Sterling Software, which Computer Associates acquired last year for almost $4 billion in stock. "I see an opportunity to put something right," he said.
Computer Associates said in a statement last night that it would fight Mr. Wyly:
"We remain committed to enhancing value for all of our shareholders. The strategy that we have in place, including the product-focus areas and the new business model, will yield substantial dividends for our shareholders, customers, and employees."
Mr. Wyly's plans set up a battle between himself and another billionaire, Charles Wang, who founded Computer Associates in 1976. Both men are hard-charging entrepreneurs who have been criticized in the past for profiting at the expense of shareholders in their companies. And the public profiles of both men have risen in the last year. Mr. Wang and his close associate, Sanjay Kumar, the chief executive of Computer Associates, bought the New York Islanders professional hockey team. Mr. Wyly, a longtime supporter of President Bush, spent $2.5 million on advertisements attacking the environmental record of John McCain during the Republican primaries.
Computer Associates, which is based in Islandia, N.Y., is the world's fourth-largest independent software company, with more than 18,000 employees. Since being founded by Mr. Wang, it has grown to dominate an obscure but lucrative business of mainframe utility software, the programs that help big computers run smoothly.
But Computer Associates has struggled for many years to overcome criticism that it has high prices and poor customer service. Last October, the company disclosed a change in its accounting practices that has had the effect of clouding the company's financial condition. Earlier this year, the company dismissed hundreds of employees, who were initially denied severance pay, though it agreed to pay severance to some of them after reports that the company was conducting layoffs for economic reasons rather than weeding out poor performers. Computer Associates has said it is improving its customer service and investing more in research and development. In addition, it said its accounting changes were intended to give investors more information and reflected its decision to offer clients more flexible contract terms, which change the way it books revenue. The dismissals in January were part of a routine effort to rid the company of underachieving employees, the company has said.
Mr. Wyly faces serious obstacles, not least because he will not commit himself to buying shares in the company. In addition, he was criticized in 1995 for a deal with Lehman Brothers in which he profited if the shares of Michaels Stores, a retailer of which he is chairman, fell. In 1979 he settled a civil suit brought by the Securities and Exchange Commission, without admitting or denying wrongdoing, involving a debt-for- stock swap made by a troubled company he ran.

His hope for control of Computer Associates may hinge on Walter Haefner, a Swiss investor who owns 123 million shares, or about 21 percent of the company, worth almost $4 billion. Mr. Haefner's investment, which dates to 1987, has been very profitable, and investors and analysts have assumed that Mr. Haefner is loyal to Computer Associates' current management. But Mr. Haefner has known Mr. Wyly for more than three decades, and Mr. Wyly said he hoped Mr. Haefner would consider his proposal.
Last night Computer Associates said Mr. Haefner continued to support the company: "We are confident that we have the support of our principal shareholders. In fact, in a recent letter to Mr. Wyly in response to his proposal, our largest shareholder reaffirmed his confidence in the current management team."
The eight-person board that Mr. Wyly has proposed to run Computer Associates includes Wendy Gramm, the former chairman of the Commodity Futures Trading Commission; CeCe Smith, the former chairman of the Federal Reserve Bank of Dallas; and Mark Cuban, the billionaire founder of Broadcast.com. Other proposed outside directors are the venture capitalists Dixon Doll and Bob Cook and Elizabeth VanStory, a management consultant. Mr. Wyly and Stephen Perkins, a longtime business associate of Mr. Wyly's who would become deputy chairman, would be the only board members who are also executives of the company.
Computer Associates now has an eight-person board with three inside directors: Mr. Wang, Mr. Kumar, and Russell M. Artzt, executive vice president for research and development. The five outside directors include Alfonse D'Amato, the former New York senator, and Shirley Strum Kenny, president of the State University of New York at Stony Brook. When he was a senator, Mr. D'Amato received sizable campaign donations from top Computer Associates executives. Computer Associates' other outside directors are Willem De Vogel, an investor; Roel Pieper, a technology executive, and Richard A. Grasso, chairman of the New York Stock Exchange. While Mr. Wyly owns only a tiny fraction of Computer Associates, the company's current top executives are big shareholders. Mr. Wang owns about 32 million shares of Computer Associates, or 5.5 percent of the company, according to the company. Mr. Kumar owns another 5.7 million shares, or 1 percent, and Mr. Artzt owns 2.9 million shares.
The executives were given many of those shares in a highly controversial stock grant from the company in 1998. A few weeks after the executives received the grant, which was tied to the company's share price, Computer Associates reported results far short of Wall Street's expectations, and its stock plunged.
A survey of Computer Associates' customers, prepared by the polling firm of Penn, Schoen & Berland for Mr. Wyly, shows that 41 percent of Computer Associates customers are dissatisfied with the company, while only 6 percent are extremely satisfied. If they could, 46 percent of the company's customers would end their relationship with Computer Associates, according to the survey. One in five customers said the company had integrity, while one in three said it was honest.
Most companies have more satisfied customers, said Douglas E. Schoen, who conducted the poll. The survey also found that Computer Associates' customers felt that I.B.M., a big competitor, offered better customer service and better software, he said.
Chuck Phillips, a software analyst at Morgan Stanley, said investors would probably consider Mr. Wyly's offer seriously. Over the last five years, Computer Associates' shares have stagnated, while the overall Standard & Poor's 500 index has doubled. The stock gained $1.36 yesterday, to close at $33.80.

Richard Koppes, a corporate governance expert whose law firm has been hired by Mr. Wyly to advise in the battle, said Mr. Wyly "has learned his lesson" from the criticism he received at Michaels Stores. In 1998, the California Public Employees Retirement System, the nation's largest pension fund, said Michaels had "some of the most egregious corporate governance practices" at any publicly traded company.
"He spent time talking to Calpers and learned a great deal," said Mr. Koppes, the former general counsel of the California pension fund, which is known as Calpers.
B. Joseph White, dean of the University of Michigan Business School, who has also been hired by Mr. Wyly, said he thought Mr. Wyly sincerely wanted to make Computer Associates a better-run company. "I like the fact that Mr. Wyly's making no great claims about his previous governance practices," Mr. White said. "He's a man who listens and learns."
Over the next few weeks, Mr. Wyly will meet with big Computer Associates investors around the country to pitch them on his proposal. Especially crucial to his hopes of gaining control is Fidelity Investments, the giant Boston-based mutual fund company, which owns more than 9 percent of Computer Associates and is the company's second-largest shareholder.
The record date, or the day on which investors will be officially considered Computer Associates shareholders for the purposes of the vote even if they later sell their shares, is July 5. The company's annual meeting, when Mr. Wyly hopes his slate of directors will be elected, is scheduled for Aug. 29.

Money and Business/Financial Desk; Section 3
A Software Company Runs Out of Tricks The Past May Haunt Computer
Associates By ALEX BERENSON

04/29/2001
The New York Times
Page 1, Column 2
(C) 2001 New York Times Company
LOOMING above the Long Island Expressway in Islandia, N.Y., the steel-and-glass headquarters of Computer Associates certainly looks solid.
After all, since 1976, Computer Associates has grown from a three-person start-up into the world's fourth-largest independent software company. Led by Charles
B. Wang, its chairman and founder, it has bought hundreds of smaller rivals, gaining a choke hold on an obscure but lucrative corner of the industry. Today, it has 18,000 employees and is the dominant supplier of mainframe utility software, the programs that help big computers run smoothly.
Along the way, Computer Associates has become a financial giant and made Mr. Wang very rich. In the fiscal year ended in March 2000, Computer Associates reported profits of $696 million on sales of $6.1 billion, five times the sales and profits it posted a decade earlier. It has a market value of $20.3 billion, more than Nike or Lockheed Martin. Mr. Wang, who came to the United States from China at the age of 8, owns shares and options worth almost $1.1 billion, according to the company's most recent proxy. Last year, Mr. Wang and Sanjay Kumar, the company's chief executive, bought the New York Islanders hockey team for $187.5 million.
But much of the growth that has enriched Mr. Wang was a mirage, according to more than a dozen former employees and independent industry analysts.
Computer Associates, they say, has used accounting tricks to systematically overstate its revenue and profits for years. The practices were so widespread that employees joked that C.A. stood for "Creative Accounting," and that March, June, September and December, when fiscal quarters end, had 35 days, giving the company extra time to close sales and book revenue.
While reporting rising revenue and profits to Wall Street, Computer Associates has infuriated clients with high prices and poor technical support. Its heavily marketed efforts to diversify out of the mainframe business have been a painful failure, former employees and customers say.
Over the years, it has gained a reputation as a callous employer that dismisses workers without warning while top executives take home eight- and sometimes nine-figure pay packages. And it has so angered I.B.M., which makes most of the mainframes that its software supports, that I.B.M. is accusing Computer Associates of charging too much for its products. I.B.M. is now developing its own rival software. Now, Computer Associates' past may have caught up with it. The company declined to make Mr. Wang or Mr. Kumar available for comment and asked that questions about its accounting practices be sent in writing. It then declined to answer more than a dozen questions sent by e-mail.

Big acquisitions were key to the accounting maneuvers, employees and analysts say. And after two decades of buying competitors, Computer Associates has essentially exhausted the pool of takeover targets.
As measured by standard accounting rules, Computer Associates' sales have fallen almost two-thirds over the last six months. To cover that, the company has begun presenting its financial results in a way that confuses even the Wall Street analysts who follow it.
The company's stock has been strong this year. But within the information technology industry, its problems are no secret. "C.A.'s got a particular challenge ahead of them," said William Snyder of the Meta Group, a 600-employee consulting company that advises companies about information technology. "They have two to three years to turn it around."
To be sure, complaints about Computer Associates' prices and customer support have been around almost as long as the company, and it has always outlasted its detractors. But if former employees' claims are accurate, the company faces a serious crisis. These employees declined to speak for the record. The company has a well-deserved reputation for having a fierce legal department. Since the beginning of 2000, it has been either a plaintiff or defendant in three dozen federal lawsuits, on issues ranging from commission disputes to discrimination claims.
But, given anonymity, people who worked in sales, accounting and marketing units at Computer Associates explained how the company inflated its reported revenues in a way that made it look as if new products were selling better than they were. The company's public financial statements support their claims, they said. The proof, in other words, is in the numbers.
ON April 16, Computer Associates reported another banner quarter.
"New Business Model Rules; Q4 Rocks," it said proudly in a news release outlining its results for the three months ended March 31. The company appeared untouched by the slowdown in technology spending that has hurt other big software companies like Oracle.
Computer Associates said that on a "pro forma, pro rata" basis, its revenue had risen to $1.44 billion for the quarter, from $1.39 billion in the period a year earlier. Profits were 47 cents a share, it said, up from 39 cents a share. During a conference call later, Mr. Kumar, the chief executive, and Ira Zar, the chief financial officer, accepted analysts' congratulations.
"Today really is a great day for us at Computer Associates," Mr. Kumar said. He attributed the company's strong pro forma results to a new software licensing model that it unveiled with great fanfare on Oct. 25. The company promised that its "new business model" would allow it to offer customers more flexible contract terms, including month-to-month licenses.
In addition, the new model would help Computer Associates by giving it a more predictable revenue stream, the company said. Previously, it struggled each quarter to close enough large deals to meet Wall Street's expectations and discounted its software heavily as the end of each quarter approached.
"The new business model turned out to be a competitive advantage for us," Mr. Kumar said in the conference call. Wall Street agreed. Over the next three days, the company's stock soared $7.41, to $37, a gain of 25 percent. After falling steeply from its January

2000 high of $75 to $18.13 in December, the stock has rebounded strongly this year, closing on Friday at $35.25.
But the last line of the April 16 news release told a different story.
There, Computer Associates reported its revenue and income according to "generally accepted accounting principles," the standard that companies are required to use in filings with the Securities and Exchange Commission to calculate results. By those rules, revenue fell almost 60 percent, to $732 million, from $1.91 billion. After earning a profit of $1.13 a share, or about $700 million, last year, the company lost 29 cents a share, or about $175 million, this year.
The divergence followed an equally big gap in the company's quarter ended Dec.
31. For that period, the company reported pro forma revenue of $1.4 billion and profits of $247 million, while by the stricter standards it had revenue of $783 million and a loss of $342 million.
Computer Associates is not the only company to highlight pro forma results -- which offer investors an alternative, usually more favorable, way to look at results -- and to play down standard figures. Even so, its last two quarterly reports were extraordinary. Many companies that make use of pro forma accounting offer a detailed road map connecting those figures to standard results. Computer Associates did not. Nor have analysts been able to decipher how the company is reporting its numbers.
"The pro formas are very difficult to fathom," said Norma Schroder of Gartner Dataquest, a leading technology consulting firm. "I've spent many hours with the financial statements, and I'm still having problems understanding it."
The company says its pro forma numbers more accurately reflect its results now that it has changed its licensing terms. But customers and competitors say the company continues to use old sales tactics and to offer old contract terms.
"I have not heard anything that we would be paying monthly," said Andy Olivenbaum, who is negotiating a new license for Florida's Northeast Regional Data Center, which processes records for the state.
"Certainly out in the field they're still selling the way they always sold," said Bob Beauchamp, president and chief executive of BMC Software, a rival mainframe software company. "To my knowledge, we have not run into this, quote, new model."
Former employees and analysts have a very different explanation for the company's effort to focus Wall Street on its "new business model." After years of inflating revenue and profits, Computer Associates has finally run out of accounting maneuvers, they say. Now, they add, it hopes to persuade analysts to ignore its standard accounting results while it unravels the mess it has created.
UNDERSTANDING how Computer Associates is said to have pumped up its revenue requires a bit of background about the way software is sold. Big software companies usually offer clients software for a large initial fee that enables them to use it for a year, followed by annual fees to continue using it and receive product upgrades and technical support. The annual fees are usually 15 to 20 percent of the first year's fee. Customers can also sign a long-term contract and spread the initial fee, plus the annual fees, over the term of the contract. The fees increase along with the power of the computers used to run the software .
For accounting purposes, the crucial issue that determines whether Computer Associates, or any software company, can immediately book the fees as revenue is whether the fees are classified as license or maintenance charges. (When the fees are supposed to be paid is nearly irrelevant, accounting experts say.)
If the fees are called maintenance, then accounting rules require software companies to book them a little at a time over the life of the contract. But if they are considered license fees, then under some circumstances the companies can book them immediately, even if they are to be paid over a period of many years.
By categorizing fees as related to licenses, instead of maintenance, Computer Associates could inflate its revenues in any given quarter, at the expense of future quarters. And, subject to outside auditors' approval, it had considerable discretion over whether to classify fees as license or maintenance. For at least a decade, the company has taken full advantage of that discretion, former employees say. When Computer Associates bought other software vendors, it would try to persuade their existing customers to "reroll," or extend, their license and maintenance agreements for as long as 10 years. It then classified most of the fees from the extended agreements as new license revenue and booked it immediately. Other software companies are more conservative in the way they split license and maintenance fees. For example, BMC Software classifies all the fees it charges after the first year of long-term contracts as maintenance fees, and books them over time. "There's a dirty little truth about the mainframe business," said a former Computer Associates executive who worked in its interBiz division. "There's not a whole lot of new mainframes going in, so a lot of what's being booked as new revenue is taking an existing contract that's expiring and adding years on to it. It's rerolling a contract." More than a dozen other former employees confirmed that account. "What C.A.'s going to do is say, 'We're going to give you a long-term deal here,' " another former executive said. "They hire young, cute girls to basically resell maintenance contracts." Sometimes, that tactic backfired. George Allen Papapetrou, a systems programmer for the school board of Alachua County, Fla., recalled that about six years ago, the company sent a saleswoman who was "a very attractive young woman, but she knew nothing about mainframes." Mr. Papapetrou added, "Most of us are geeky-type people, so we'll appreciate the looks, but we certainly don't appreciate the lack of knowledge. I felt sorry for her."
REROLLS were not Computer Associates' only accounting maneuver, former employees and analysts say. Wall Street, which knew mainframes were steadily losing market share to "client server" systems made by companies like Sun Microsystems, wanted the company to prove it could compete in that arena. In that battle, Computer Associates' most important software product was Unicenter, later called Unicenter TNG, which in theory lets companies map and control their entire computer infrastructure.
Computer Associates had difficulty winning clients for Unicenter. In part, its problems stemmed from its history of buying smaller companies, firing their support staffs and raising fees for customers who wanted to buy more powerful computers. Those moves increased revenue and profits but alienated customers.
"I don't think it's any secret that a lot of us, especially in mainframe stuff, are not C.A. fans," said Doug Fuerst, a software consultant in Brooklyn whose clients have included big financial services companies. At technology conferences, when people were asked if they were trying to drop "one or more C.A. products, probably 95 percent of the hands go up in the room," he said.
Mr. Papapetrou said the Alachua school board now uses nine Computer Associates programs, compared with 13 four years ago, paying about $20,000 a year, down from $30,000. "We've been steadily trying to eliminate C.A. products," he said. Unicenter has another drawback. Its complexity makes it difficult to install, and most companies are not able to operate it successfully, said Donna Scott, a Gartner analyst. Both inside and outside Computer Associates, Unicenter is derisively called "shelfware," or software that is bought but never used.
In fact, while Computer Associates sometimes issues news releases highlighting Unicenter clients, it is hard to find major companies using it. Those that Computer Associates has publicly identified include Bradlees, the discount chain that is now being liquidated, and the New Pig Corporation, in Tipton, Pa., which Computer Associates calls "a leading provider of cleaning products and maintenance solutions for industrial facilities."
Unicenter and Jasmine ii, another product that Computer Associates has advertised heavily, "are pretty hard to find in the wild," said Herbert VanHook, senior vice president at the Meta Group.
Yet Computer Associates has steadily reported increases in its Unicenter revenue. In fiscal 1999, it said in an S.E.C. filing that Unicenter accounted for one-fourth of its overall revenue. By last year, Unicenter and other nonmainframe products accounted for half the company's overall contract revenue, it said.
It may appear paradoxical that customers would pay for software that did not work. The explanation, former employees and analysts say, is that the company often offered Unicenter free in the maintenance rerolls it offered. In deals called "wrap and rolls," it would then allocate a portion of the revenue to Unicenter, enabling it to show sales growth to Wall Street.
"Sometimes the deals that were made, if you're using these products, we're going to throw in this for free," Ms. Scott said. "It doesn't mean it's going to get implemented." All of this explains a puzzling trend in Computer Associates' financial statements. At most big software companies, maintenance fees account for more than one-quarter of overall revenue. For example, SAP, which has just passed Computer Associates to become the third-largest independent software company, reported maintenance revenue of 485 million euros, or about $440 million, nearly one-third of its overall revenue, for the three months ended March 31. And, not surprisingly, maintenance fees generally rise along with license fees.
Indeed, several years ago, Computer Associates' company results were in line with industry standards. In 1992, it reported maintenance fees of $585 million, about 39 percent of its overall revenue of $1.51 billion. The next year, overall revenue climbed 22 percent, to $1.84 billion, while maintenance revenue rose 15 percent, to $672 million. Then something changed. Over the next seven years, overall revenue skyrocketed, as the company made several major acquisitions. In fiscal 2000, its overall revenues reached $6.1 billion, more than triple the level seven years earlier.
Yet over the same period, maintenance revenue grew only 30 percent, to $877 million. As a result, in fiscal 2000, maintenance accounted for only 14 percent of revenue.

Put another way, Computer Associates' maintenance rose only $200 million in seven years, even though two companies it bought over that span -- Legent and Sterling Software -- had each reported more than $200 million in maintenance revenue in the last year they were independent.
IT is not clear whether the way Computer Associates prepared its financial statements broke any accounting rules. Both Ernst & Young, which audited the company until 1999, and KPMG, its current auditor, declined comment on Computer Associates' practices. But there is no doubt that rerolls and wrap-and-rolls shifted future fees into current reported revenue, pumping up the present at the expense of the future. And once the company had rerolled an old contract, it could not reroll it again for several years. So to keep reporting growth, employees say, the company needed to find a steady supply of new contracts to turn over.
So the company began buying ever-bigger companies. In 1995, it bought Legent for $1.8 billion in cash, at the time the largest takeover in the history of the software business. The next year, it acquired Cheyenne Software for $1.2 billion in cash. In July 1999, Computer Associates bought Platinum for $3.5 billion in cash. And last year, it picked up Sterling for $4 billion, its biggest acquisition yet.
Now Computer Associates has few targets left. Of remaining independent mainframe software companies, the only ones of any size are Compuware and BMC. Both are smaller than Computer Associates, and mainframe users, who say Computer Associates already has a monopoly in many products, would object if it tried to buy either one.
Its core franchise, meanwhile, faces a powerful challenge from I.B.M., which says Computer Associates is hurting its sales of new mainframes. Computer Associates' fees rise as its clients install faster computers, so a company that buys new I.B.M. hardware must also pay much higher fees for software that is sometimes decades old. Other software vendors also raise fees when clients install new hardware, but Computer Associates' price increases are excessive, I.B.M. asserts, especially since the company provides little support. After years of asking Computer Associates to cut prices, I.B.M. has decided to develop its own utilities and compete head to head.
"In the last three years we've been systematically upping our investments," said Steve Mills, head of I.B.M.'s software unit, which has annual sales of $13 billion. "This is our business that they are damaging."
JUST before midnight on Monday, July 3, 2000, as most Wall Street analysts were enjoying a four-day holiday weekend, Computer Associates announced that its revenues and profits would fall far short of expectations. On Wednesday, July 5, when stock markets reopened for trading, angry investors sent its stock down $21.63, or 42 percent, to $29.50. The sell-off shaved more than $12 billion from Computer Associates' market value.
Three months later, the company announced plans to switch to its "new business model" and discouraged analysts from judging its results by standard accounting rules. So far, Wall Street has complied. But as other companies have found, investors are apt to punish companies if they learn that their results are not what they seem.
Photos: Led by Sanjay Kumar, left, chief executive, and Charles Wang, chairman and founder, Computer Associates has grown enormously. (Kevin P. Coughlin for The New York Times)(pg. 1); Although they are hockey novices, Sanjay Kumar, left, and

Charles Wang decided to buy the New York Islanders last year for $187.5 million. (Kevin P. Coughlin for The New York Times)(pg. 11) Chart: "Pay for Performance?" Top executives at Computer Associates have been richly rewarded since 1995, although the company's stock has lagged behind other software companies and the broader market. Change in value since 1995 MAY 21, 1998 Three senior executives receive 20.25 million shares worth about $1.1 billion. The grant prompts shareholder lawsuits, which are settled when the executives return 4.5 million shares. JULY 22, 1998 The company warns of poor results. Analysts wonder whether it knew of the problem when the grant was awarded. JULY 5, 2000 Another warning prompts a second big sell-off. Graph shows S.& P. COMPUTER SOFTWARE AND SERVICES INDEX, COMPUTER ASSOCIATES, and the S.& P. 500 INDEX figures for those dates. (Source: Bloomberg Financial Markets)(pg. 11)
Chart: "Mixed Signals" Since 1992, revenue from licensing fees has grown sharply at Computer Associates, but maintenance fees have not kept pace. As a result, the company's share of revenue from maintenance fees is much lower than that of other big software companies. Former employees say that is because Computer Associates aggressively booked fees it would not receive for several years as soon as it signed contracts. MAINTENANCE FEES LICENSING FEES SERVICE FEES '92:
39% '93: 36% '94: 32% '95: 27% '96: 21% '97: 18% '98: 17% '99: 16% '00: 14% AT
SIMILAR COMPANIES shows the fiscal year 2000. (SERVICE FEES NOT REPORTED SEPARATELY '92-'97) (Source: Company reports) (pg. 11)

Business/Financial Desk; Section C
Questions on Firings and Severance at Computer Associates
By ALEX BERENSON

03/20/2001
The New York Times
Page 1, Column 2
c. 2001 New York Times Company


Mary Welch did not expect to be fired.
On Jan. 3, she received her annual performance review from Computer Associates, the giant software company based in Islandia, N.Y. Ms. Welch, a saleswoman in Chicago, "exceeds expectations," the review said. She got an "outstanding" rating for meeting "commitments made to those within and outside of the department."

It was the second positive review that Computer Associates had given Ms. Welch in less than a year. Last March, the company gave her sole responsibility for its relationship with the Aon Corporation, a Chicago-based insurance company. Computer Associates hoped that Ms. Welch could persuade Aon, which used little of its software, to buy $12 million of Computer Associates ' products annually, Ms. Welch said.

So she was stunned when Computer Associates fired her on Jan. 16. She was even more taken aback when it told her that because she had been fired for poor performance, she would get no severance pay for her five years at the company and her health insurance would be immediately canceled unless she paid for it herself.

"As far as I was told, I was doing a great job," said Ms. Welch, who has hired a lawyer to fight for her severance.

Ms. Welch is not the only former employee whose tenure has ended abruptly in the last several months.

Since November, the company has fired hundreds of workers around the world, a dozen former employees said. The company would not disclose how many people had been let go, or whether its overall work force of about 18,000 had grown or shrunk in that time.

 "They did a mass layoff,"  Ms. Welch said.  "There's no ifs, ands, or buts."

The fired workers said that the company, which makes software that many big companies use to manage their computer systems, is disguising a mass layoff as individual firings of subpar employees to avoid paying severance. If it lacks documentation for the firings, the company might also have opened itself to lawsuits that argue that the firings were discriminatory, labor lawyers said.

The company says the firings were routine and that it did nothing wrong.

If the accounts of the fired workers are true, Computer Associates' actions were "highly unusual," said Steven Platt, president of the National Employment Lawyers Association, whose members represent employees. "It's very rare for a person to be terminated from an established company for performance issues without an awful lot of paper in the file."

There also could be questions about whether the company may have violated Securities and Exchange Commission rules that require companies to disclose all material facts about their performance to investors, Mr. Platt said. "If you have a mass layoff for economic reasons and you're not reporting that, I think the S.E.C. would be very interested in that," he said.

A spokesman for the company said he could not comment specifically on why it had fired Ms. Welch. But he said that even salespeople who received good annual reviews could be fired if they missed sales targets. "That is the task against which a salesperson is measured, day after day, week after week," he said.

The company's chief financial officer, Ira Zar, said this winter's firings were nothing more than the company's standard year-end pruning of unproductive employees. Computer Associates did not violate any laws, securities regulations or its own severance policy, he said.

"From our perspective, we didn't lay anyone off," Mr. Zar said. "We do continually evaluate performance on an ongoing basis."

The fired Computer Associates employees said they thought the company was trying to avoid paying them severance by blaming them for what was really a financially inspired mass layoff. Sales have slowed the last several months, and the company has been eager to cut costs, they said.

In October, Wall Street analysts expected Computer Associates to have almost $8 billion in sales for its current fiscal year, which ends on March 31, according to I.B.E.S. which compiles analyst estimates. Now they think the sales will be less than $6 billion.

Peter Goldmacher, an analyst at Merrill Lynch who has a "neutral" rating on the shares, said the company was very vulnerable to the slowdown in spending on information technology because the big projects on which it depends are often the first to be delayed when corporate budgets tighten.

"You could see C.A. continue to come under pressure for the next couple of quarters," Mr. Goldmacher said.

The company's employee handbook states that it will pay fired employees two weeks of severance for each year served, with a minimum of three weeks and a maximum of 26.

But the company specifically excludes people fired for "unsatisfactory performance or otherwise for cause."

According to Mr. Zar, "If it's performance-related, it's not deserving of severance." He declined to say what percentage of the recently fired employees received severance pay.

The company may dismiss workers without notice, experts in labor law say, since companies can legally lay off nonunion employees at any time for any reason, as long as they do not break antidiscrimination laws.

To prove they are complying with those laws, big companies generally give employees whose performances are viewed as subpar oral and written warnings and performance improvement plans, said Elaine Evans, a principal at Towers Perrin, an international human resources consulting firm.

The fired Computer Associates employees interviewed all said that their recent reviews had been satisfactory or better. Several had not received formal reviews in more than a year. Otherwise, the employees have little in common. They worked in offices across the world, and their tenures ranged from a few months to 19 years.

The firings were very tightly scripted, these former employees said. They were called into conference rooms by members of the company's human resources department, where their supervisors quickly told them that they had been fired for subpar performance, offering no further details. They were told they would not receive severance packages and that their health insurance would be immediately discontinued. Several were asked to sign agreements that they would not compete with the company for up to a year.

A typical account came from Rick Sokoll, who had been with Computer Associates since 1987. Mr. Sokoll, who worked at the Irving, Tex., office, said via e-mail that on Jan. 19: "A person that I had never seen walked up to me and asked if I was Rick Sokoll. I said yes. He said, 'Follow me, I'm with H.R.' I followed him to a conference room where I found my manager's manager on the other end of a conference call. I sat down and said hello.

"He stated, 'Due to your poor performance we've elected to terminate you immediately. H.R. will answer any question you may have.' CLICK. . . . I was given my exit interview and escorted out the door. I was informed during the exit that since it was due to poor performance I would not receive any severance."

Stan Murphy, a software programmer who had worked at the company since 1987 before being fired from the Andover, Mass., office on Jan. 19, also was taken by surprise, said his lawyer, Donna Zils Banfield. Computer Associates did not document any reasons for his firing, she said, until "a memo was created on the day that he was terminated."

The company "violated several State of Massachusetts laws when they let him go," Ms. Banfield said, including one that forbids employers to cancel health coverage from fired employees for 30 days, she said. Mr. Murphy, who is in his "mid-50's," is also considering filing an age discrimination complaint against the company.

A company spokesman said he could not comment on individual firings.

BUSINESS & TECHNOLOGY
Computer Associates Chief Weighs In
05/01/2001
Newsday
NASSAU AND SUFFOLK
A44
(Copyright Newsday Inc., 2001)
Sanjay Kumar, chief executive of Computer Associates, yesterday spent his day defending his management against a report in Sunday's New York Times that called into question the company's newly- instituted accounting standards. Included in that effort was an hour-long question-and-answer session with editors and reporters at Newsday that had been scheduled prior to the controversy. Here are excerpts from that session, which is available in its entirety at www.newsday.com/ebiz.
Q: So you had a busy day, right?
A: You could say that.
Q: So what's the issue here?
A. You know. I'm not sure what it's all about. I think it's disappointing that not a single analyst was consulted [by the Times] at the end of the day. Have you seen the analysts' comments today, the reactions they had today? I think we stand on our record.
Q. Why didn't you comment for the story when you were given a chance ahead of time?
A. For a couple of reasons.
One, we heard from a number of people that there were very pointed questions being asked. It's like if I meet you in the mall and say, 'I heard you beat your wife every day,' and you look at me and say, 'What do you mean?' And I say again in a very loud cry, 'You beat your wife every day, that's what I heard.' The damage is done, no matter what I answer, right? I think that's what we're facing in this case.
As a matter of fact, going back some time, we did provide a number of people who could help talk about the company, the business and those kinds of things-very knowledgeable people, some of the people who were commenting today, in fact, but who to my knowledge were never contacted...
Q. So do you think you should have done things differently? In this case, and in the case of the January firings that were written about extensively?
A. I think our job today was to make sure that people understand what we've been doing concerning the new business model with a certain amount of clarity. If we haven't been clear, then shame on us. But I think we have been clear, and I think people have understood. And I think the majority of people have agreed with it. And I think it's a good thing.
I think doing a partial analysis of our results...is absolutely unfair. To characterize the last quarter as having $782 million in revenue without saying
 ...that we recorded $1.3 billion of residual value, which has come in at contract value, was grossly unfair to the company...So my job today, in effect, is to defend my company, defend my employees and to defend my shareholders...
Q. Do you think there's an ongoing educational effort needed concerning this new accounting effort?

A. We're breaking new ground here, as you know. In October the first reaction was ...Hallelujah! They [the industry analysts] all said at the time that this is a great way to do business. But I think we have to continue educating people...we have work to do.
Q. What about the firings in January, which have been an issue in the press. Have you said how many people were fired at that point, and then through the quarter? And what impact did those firings have on your quarter?
A. In the month of January, I think we've been on the record saying that there were 314 firings.
Q. Was there any material impact from those firings in the results you announced last week?
A. No...we were successful in the quarter for two reasons: We had great execution, and the new business model helped us. At the end of the day, business was good for us. These are difficult times, we're seeing clearly difficult economic conditions out there. I've said that publicly. But we did well, and we're not the only company that's doing well. IBM did well. EDS did well. A number of other companies have also done well.
And by the way, those companies do business more like the new business model than the old business model, OK? No, I don't think they [the firings] had an impact on the quarter...and I think it's unfair to characterize them as layoffs as some have tried to do.
Q. Why?
A. Because every month and every quarter there are people who don't make the sales quota, and are terminated.
Q. At about the same level? I mean, are we talking about 300 employees or 310 employees a month over a period of...
A. No. I also said January was probably 80 employees higher than in a normal month, OK? Some numbers of employees got paid severance. Some others did not get paid severance. One employee in question had a sales quota achievement of .07 something percent, OK?
Q. And one of them had a 150 percent over quota from what they're saying. They were doing well.
A. I would make this offer to you. If an employee says he did really well, you get me a release that I can disclose their personnel file to you and I'll be happy to make it available to you. And then we can talk about it. I'm game... But I think it's unfair for me to tell a newspaper like Newsday that an employee had a .07 percent sales performance. Their family's not gonna like it. I just killed their chance of getting another job, right?
If they want to talk on the record that's fine, but I have a moral and legal obligation not to. You get me a simple release that says it's perfectly OK to show Newsday the entire personnel file, I'll do it.
Q. Are the positions that you terminated being replaced?
A. Absolutely. I am hiring in sales.
Q. I think there's been a belief that some of the firings were done in what's been portrayed as a very cold way. There's stories...
A. You know, I disagree with that. There are companies cutting 5- 10-15-20,000 people that you guys write about. I'm hiring people.
I have had a hiring slowdown in place since mid to late last year. I've only been hiring salespeople, for the most part, and a few other positions in the company because I had an expectation that the dot-com bubble would slow or shrink or pop. We have been successful, as a matter of fact, because we planned for that.
Telling an employee that they don't have a job anymore is never a good thing. I think we do a lot of good things as a company, and and I think it's unfair to characterize the company as acting cold based on what an ex-employee has to say.
Q. But some of those people who were fired have filed EEOC complaints, right?
A. Yes, but you know, you've gotta be fair to CA. How about looking at complaints against other Long Island companies also...I think if you look at our eight-page rebuttal [located on the CA Web site] we talk about two competitors, one of whom has as many federal lawsuits as CA and the other one who has five times as many. I mean, it comes with being a large employer. That's just the way it is.
Q. So recently, you've had a couple of tough issues you've had to face. How much damage has this caused the company? And how do you head off some of these issues in the future?
A. I worry about...three important constituents. I worry about shareholders. I worry about employees. And I worry about customers at the end of the day. Clearly I'm very concerned about the shareholder issue based on the last story. I'm very, very, very concerned. And I think we're doing all we can to set the record straight on that.
And I think others independent of us...are also helping us get the record straight. I think people understand that the product issues which the recent story addressed are just completely outrageous, and out of proportion. And that will sort itself out.
The January story for me was troublesome internally because, you know, you have to deal with employees who are wondering what's going on when they read this stuff. Essentially, we worked hard to communicate internally on the facts, and I do think that helped calm things down....
Would I do things differently had I known how the stories were to play out? I don't think so. I just think we've got to keep communicating. We've got to keep going at it. I'm not sure what I could have done differently on the last story, for instance. It was a very unfortunate, very frustrating thing.
On the January numbers, on the employee termination issue, maybe the issue there would have been to publish a fact sheet because this happens in the running of any company...
Q. Will you go back on any of these reports? I think you said 70 people would get severance.
A. I did say that. I've asked HR and somebody independent, to look at the terminations. I read about one employee who had worked for us for over 10 years, and then got terminated for performance. That's 10 years somebody's put in, and I wanted somebody to go look to see whether we should have given severance or not...
Q. And will that be the case for all terminations?
A. Somebody reviewed or is reviewing all of them.
Caption: Newsday Chart / Gustavo Pabon - A Tumble for CA. Computer Associates' stock fell more than 8 percent yesterday after questions were raised about its sales growth. CA took a 42 percent hit last July, when it suprised Wall Street with an earnings warning. (NOT IN TEWT DATABASE)

       The identities of the participants in the Solicitation and a description of their interests in the Solicitation was filed by Ranger on a separate
Schedule 14A with the Securities and Exchange Commission on June 21, 2001.

                              IMPORTANT INFORMATION

         Ranger plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER ADVISES SECURITY HOLDERS TO READ RANGER'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents, including the soliciting material that identifies the participants in Ranger's solicitation and describes their interests. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, calling Morrow & Co., Inc. at (212) 754-8000 or visiting Ranger's web site at www.rangergov.com.